Exhibit 23.1

The following Consent is in the form that will be signed upon the completion of the transaction described in the Organization and Basis of Presentation in Note 1 to the combined financial statements.

/s/ Ernst & Young LLP

Houston, Texas
August 4, 2006

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 30, 2006 (except as to Organization and Basis of Presentation in Note 1, as to which date is             , 2006), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-134609) and related Prospectus of Cal Dive International, Inc.

Ernst & Young LLP

Houston, Texas